BANK OF AMERICA (logo)

                                      Bank of America Corporation
                                      100 North Tryon Street
                                      Charlotte, NC 28255






Pricing Supplement No. 003 Dated
Tuesday, February 20, 2001                         Rule 424(b)(2)
(to Prospectus dated January 22, 2001)             File Number 333-47222
$3,000,000,000 InterNotes (sm)

Minimum Denomination:  $1000.00
Minimum Increments:    $1000.00
All trade settle flat and clear SDFS:  DTC Book Entry Only


Trade Date: Tuesday, February 20, 2001 @ 12:00 PM ET
Settlement Date: Friday, February 23, 2001 @ 3:30 PM ET

CUSIP
 Number              06050WAE5          06050XAF0         06050XAG8
--------------
Coupon
 Rate                 5.950%             6.500%             6.850%
-------------
Coupon                 Semi-
 Frequency           Annually            Quarterly         Monthly
-------------
Maturity
 Date*                2/15/06             2/15/11          2/15/16
-------------
Resale
 Price                100.000%           100.000%          100.000%
-------------
Gross
 Concession            1.000%             1.500%            2.000%
-------------
Net Proceeds
 To Issuer:         $10,753,380.00     $19,717,730.00   $32,995,620.00
-------------
Call Date            non-callable       non-callable       **callable
                                                           on 2/15/04
                                                           and every
                                                           coupon date
                                                           thereafter
-------------
Call Price           non-callable        non-callable       100.000%
-------------
1st Coupon
 Date*                 8/15/01             5/15/01           3/15/01
-------------
1st Coupon
 Amount                $28.43              $14.81            $4.19
-------------
Survivor's
 Option                  Yes                 Yes               Yes
-------------
Product                 Senior          Subordinated      Subordinated
 Ranking              Unsecured          Unsecured          Unsecured
-------------           Notes              Notes              Notes
Moody's
 Rating                  Aa2               Aa3                 Aa3
-------------
S&P Rating               A+                 A                   A


_______________
*If the maturity date or an interest payment date for any note is not a Business Day (as that term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.


**The InterNotes(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occuring 2/15/2004 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNotes(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.


InterNotes(sm) is the trade mark of Incapital, LLC.
All rights reserved.